Exhibit 99.1

Hawthorn Bancshares Announces 3rd Quarter Earnings of $0.48 Per Diluted Share
Lee’s Summit, MO
October 31, 2008

Hawthorn Bancshares of Lee’s Summit, MO (NASDAQ: HWBK), a financial services holding company, today announced an increase in earnings during the third quarter of 2008. For the three months ended September 30, 2008, earnings per diluted share were $0.48; up 55% from the previous quarter’s $0.31. Net income for the quarter was $2.0 million; an increase of $0.7 million over the second quarter of 2008.

“Our core enterprise is strong, and exclusive of our provision for loan losses, our current performance surpasses that of both the prior quarter and prior year to date” commented James E. Smith, Chairman & CEO.

For the third quarter of 2008, net income which included a loan loss provision expense of $1 million was down $0.1 million compared with the third quarter of 2007. Year to date, net income after deducting loan loss provisions totaling $4 million decreased $2.4 million when compared with 2007 year to date net income. Loan loss provision expenses for the three and nine months ended September 30, 2007 were $0.2 million and $0.6 million respectively. For the nine months ended September 30, 2008, Hawthorn Bancshares earned $1.06 per diluted share, down 34% from diluted earnings per share of $1.61 a year ago.

As with other financial institutions throughout the United States, Hawthorn continues to experience the effects of the recent slowdown in residential development and the construction market. During the nine months ended September 30, 2008, Hawthorn’s nonperforming loans increased $8 million to $14.1 million and other real estate owned increased $4.8 million to $7.2 million during the same period. As a result, the Company has added $4.0 million to its allowance for loan losses over the past nine months. The ratio of the allowance for loan losses to total loans declined slightly from 1.02% at December 31, 2007 to 0.94% at September 30, 2008 due to loan growth and corrective actions taken on certain previously classified loans.

“As always, our team remains focused on sustaining strong asset quality, exceeding regulatory thresholds for being ‘well capitalized,’ and maintaining sufficient liquidity levels to handle market fluctuations” Smith commented.

Comparing the nine months ended September 30, 2008 with the same period in 2007, net interest income increased $1.4 million (5%) as the result of a higher volume of earning assets; noninterest income decreased $0.5 million (6%), which was due in large part to proceeds recorded in 2007 that were nonrecurring from the sale of two of the Company’s charters; and noninterest expense increased $0.9 million (4%).

For the three-month period ended September 30, 2008, the return on average equity was 7.17% in 2008 compared with 7.79% in 2007, and the return on average assets was 0.63% compared with 0.72%. Current year-to-date figures compared with those from prior year indicate that the return on average equity was 5.25% in 2008 and 8.50% in 2007; return on average assets was 0.48% and 0.79%, respectively.

Comparing September 30, 2008 balances with those of December 31, 2007, the Company experienced increases in total assets (7.5% to $1.3 billion), total loans (9.1% to $994.6 million), investment securities (3.3% to $162.6 million), total deposits (0.8% to $928.7 million), and stockholders’ equity (0.7% to $111.9 million, or 8.7% of total assets).

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, Tipton and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	September 30, 2008	December 31, 2007
Loans, net of allowance
for loan losses	$985,202,881	$901,996,263
Debt and equity securities	162,553,493	157,368,505
Total assets	1,285,274,891	1,195,804,079
Deposits	928,653,784	921,257,291
Stockholders' equity	111,938,765	111,198,823
Three Months		Three Months
Statement of income information:	Ended Sept. 30, 2008	Ended Sept. 30, 2007
Total interest income	$17,429,827	$18,992,167
Total interest expense	7,575,364	9,666,926

Net interest income	9,854,463	9,325,241
Provision for loan losses	1,000,000	225,000
Noninterest income	2,321,325	2,095,181
Noninterest expense	8,381,843	8,161,173

Pre-tax income	2,793,945	3,034,249
Income taxes	779,745	897,262

Net income	2,014,200	2,136,987

Earnings Per Share:
Basic:	$0.49	$0.51
Diluted:	$0.48	$0.51
Nine Months		Nine Months
Statement of income information:	Ended Sept. 30, 2008	Ended Sept. 30, 2007
Total interest income	$52,976,799	$55,160,022
Total interest expense	24,061,782	27,614,064

Net interest income	28,915,017	27,545,958
Provision for loan losses	3,950,000	604,216
Noninterest income	7,011,277	7,468,391
Noninterest expense	25,652,374	24,740,315

Pre-tax income	6,323,920	9,669,818
Income taxes	1,905,386	2,863,136

Net income	4,418,534	6,806,682

Earnings Per Share:
Basic:	$1.06	$1.63
Diluted:	$1.06	$1.61
Key financial ratios:	September 30, 2008	December 31, 2007
Return on average assets	0.48%	0.67%
Return on average equity	5.25%	7.22%
Allowance for loan losses to total loans	0.94%	1.02%
Nonperforming loans to total loans	1.41%	0.67%
Nonperforming assets to total assets	1.65%	0.70%
Allowance for loan losses to nonperforming loans	66.52%	152.54%